Exhibit 99.1
NEWS RELEASE
Media: Marty Ordman
Phone: (818) 874-4834
Analysts/Investors: Joseph Tesoriero
Phone: (818) 879-6900
Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. ANNOUNCES SUCCESSFUL COMPLETION OF
CREDIT FACILITIES AMENDMENTS
     WESTLAKE VILLAGE, California — March 3, 2010 — Dole Food Company, Inc. today announced that it has successfully completed the previously announced amendments to its senior secured credit facilities. Dole expects that its annual interest expense will be reduced by approximately $23 million as a result of the interest rate reductions contained in the amendments. The amendments also will extend Dole’s nearest maturities to 2013 and provide for the redemption of the remaining $70 million principal amount of its senior notes due 2011. The amended credit facilities provide $850 million of term debt due 2017 and up to $350 million of revolving debt due 2014. As of today (just as at the end of fiscal year 2009), Dole has no borrowings outstanding on the revolving credit facility.
     David A. DeLorenzo, Dole’s President and CEO said: “We are very pleased with the successful execution of the amendments to our credit facilities. This is another major milestone on our planned route toward increased earnings and reduced debt. The reduction of our interest expense by approximately $23 million per annum will directly improve our earnings. We were very pleased with the high level of market interest in this transaction. The interest rates that we achieved with these amendments are at the favorable end of the pricing ranges that had been discussed. The amendments also increase our operating and financial flexibility going forward. With the redemption of the remaining $70 million principal amount of our senior notes due 2011 using proceeds of these credit facilities amendments, our next scheduled maturity will be in 2013, when $155 million principal amount of our debentures will come due.”
     Dole intends to hold a conference call concerning its complete 2009 results when it files its Form 10-K with the Securities and Exchange Commission, on or before April 2, 2010.
     Dole, with 2009 net revenues of $6.8 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.

     This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.